EXHIBIT 5.1


                       [Davis Polk & Wardwell letterhead]



                                                              May 31, 2000




Morgan Stanley Aircraft Finance
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1000


Dear Sirs:

           We have acted as special counsel to Morgan Stanley Aircraft Finance ("MSAF") in connection with MSAF's offer (the "Exchange Offer") to exchange five subclasses of its Notes due March 15, 2025 (the "New Notes") for any and all of its outstanding subclasses of Notes due March 15, 2025 (the "Old Notes").

           We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

           Based on the foregoing, we are of the opinion that:

           (1) Assuming the due execution and delivery of the New Notes, the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will be valid and binding obligations of MSAF enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

           (2) The statements in the Prospectus under the captions "Taxation-- U.S. Federal Income Tax Considerations", "Taxation-- Taxation of U.S. Holders" and


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Morgan Stanley Aircraft Finance             2                      May 31, 2000

"Legal Matters" insofar as such statements constitute summaries of the legal matters, documents or proceedings under the laws of the United States, fairly summarize the matters referred to therein.

           We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the captions "Taxation" and "Legal Matters" in the Prospectus contained in such Registration Statement.

                                                Very truly yours,


                                                /s/ Davis Polk & Wardwell